VIMRx Pharmaceuticals Inc.
                              2751 Centerville Road
                           Suite 210, Little Falls II
                           Wilmington, Delaware 19808


                                                           October 30, 1996



Mr. Richard L. Dunning
909 Cecil Road
Westover Hills
Wilmington, DE  19807

Dear Dick:

         This letter agreement amends, modifies, clarifies and restates in all respects the agreement dated March 27, 1996 between you and VIMRx Pharmaceuticals Inc. ("VIMRx") as to the terms and conditions of your employment by VIMRx.


         1. In your capacity as President and Chief Executive Officer of VIMRx, you will report to VIMRx's Board of Directors. VIMRx has caused you to be elected to its Board of Directors, as well as to the Board of Directors of one or more subsidiaries of VIMRx, and, at the option of the Board of Directors of VIMRx, you agree to serve, for no additional compensation, as a Director of VIMRx and as a Director and/or officer of any or all of its subsidiaries throughout the term of your employment.


         2. The term of your employment commenced on March 27, 1996, and shall continue until terminated under the provisions of Paragraph 6 below. You are a full-time employee of VIMRx and agree to devote your business and professional time, energy and skills to the affairs of VIMRx and its subsidiaries and to serve VIMRx faithfully and to the best of your ability.

         3. (a) As compensation for the services to be rendered by you hereunder, VIMRx will pay you (i) a signing bonus of $40,000 payable on your execution and delivery of this letter agreement, and (ii) a base salary of $200,000 per annum, payable in installments in accordance with VIMRx's regular payroll practices, and (iii) an annual cash bonus to be determined in accordance with the provisions of subparagraph 3(d).

             (b) As additional compensation, VIMRx has awarded you Incentive Stock Options to purchase 156,064 shares of VIMRx Common Stock pursuant to that certain Incentive Stock Option Agreement dated March 28, 1996 (the "ISO Agreement"), and Non-Incentive Stock Options to purchase 643,936 Shares of VIMRx Common Stock pursuant to that certain Non-Incentive Stock Option Agreement dated March 28, 1996 (the "Non-ISO Agreement"). Subject to approval by the Board of Directors, VIMRx will amend your Non-ISO Agreement to include provisions as to the following matters:

                        (i) The shares subject to the Non-ISO agreement will become exercisable as follows:

                           March 28, 1997                     214,649 shares
                           March 28, 1998                     214,649 shares
                           March 28, 1999                     214,648 shares

                        (ii) Subject to the provisions of the Non-ISO Agreement regarding termination of employment, the exercisability of all options subject to the Non-ISO Agreement shall expire on March 27, 2006.

                        (iii) In the event your employment is terminated by VIMRx (except for "cause" (as hereinafter defined), but including "constructive" termination pursuant to Paragraph 6(f) of this letter agreement and termination on account of permanent disability (as hereinafter defined)) on or before March 27, 1997, options to purchase 214,649 shares will immediately become exercisable and may be exercised at any time during the three-month period following the effective date of such termination, and the exercisability of the remaining shares subject to the Non-ISO Agreement will lapse. In the event you are so terminated after March 27, 1997, all options subject to the Non-ISO Agreement will immediately become exercisable and may be exercised at any time during the three-month period following the effective date of such termination but in no event subsequent to March 27, 2006;

                        (iv) In the event you die on or before March 27, 1997, options to purchase 214,649 shares will immediately become exercisable and the exercisability of the remaining shares subject to the Non-ISO Agreement will lapse. In the event you die thereafter, all options subject to the Non-ISO Agreement will become exercisable. In either event, such options may be exercised by your heirs, personal representatives or distributees within twelve months of the date of your death but in no event after March 27, 2006.

                        (v) All shares subject to the ISO Agreement and the Non-ISO Agreement will be registered on Form S-8 as soon as practicable after the Board of Directors approves such registration.

                        (vi) In the event (i) a sale of substantially all the assets of VIMRx, to a Person (as hereinafter defined) other than an "Affiliate" (as hereinafter defined) of VIMRx, is consummated, or (ii) any Person, or group of Persons acting in concert, directly or indirectly, by purchase, merger or otherwise, acquires beneficial ownership of stock representing more than fifty percent (50%) of the voting power of the then outstanding stock of VIMRx (or any successor of VIMRx by merger or consolidation), or (iii) a single transaction, or a series of related transactions, is consummated pursuant to which the beneficial ownership of more than fifty percent (50%) of the voting stock of VIMRx changes, all stock options theretofore granted to you under the Non-ISO Agreement will accelerate and become exercisable as of the date of such event. For purposes of this subparagraph 3(b): "Person" shall mean any individual, company, limited liability company, partnership, association, trust or other entity; an "Affiliate" of a Person shall mean any Person controlling, controlled by or under common control with such Person; and open market transactions by unaffiliated Persons not acting in concert shall not be deemed "related transactions."

             (c) You will be eligible to participate in VIMRx's medical, dental, life and long-term disability insurance and other benefit programs, including any 401(k) or other retirement plans, from time to time in effect for VIMRx's senior executives, your participation in any such plans to be in accordance with their respective terms and conditions. In lieu of participation in VIMRx's medical and dental plans (if any) you may elect to receive a $500 monthly allowance therefor.

             (d) Your performance will be reviewed annually by VIMRx's Board of Directors, in connection with which your annual cash bonus and possible increases in your base compensation for the future will be discussed, it being understood that any such decisions shall be within the discretion of VIMRx's Board of Directors and/or its Compensation Committee (or other similar committee duly appointed by VIMRx's Board of Directors). However, it is further understood that the annual cash bonus is initially targeted at at least 33% of base compensation, assuming satisfactory performance.

         4. You will be entitled to take up to an aggregate of four weeks of vacation each calendar year as business conditions permit, it being understood that no more than one week of unused vacation per year of service with VIMRx may be carried over to the succeeding year. VIMRx shall not be required to provide any additional compensation to you for vacation time not utilized by you.

         5. VIMRx will reimburse you for all reasonable and documented business expenses incurred by you on behalf of VIMRx during the term of your employment hereunder consistent with VIMRx's expense reporting policy (as the same may be modified from time to time). Notwithstanding anything herein to the contrary, the provisions of this Paragraph 5 shall survive the effective date of termination of this Agreement for a period of six months.

         6. (a) Your employment hereunder may be terminated at any time by VIMRx for cause (as such term is hereinafter defined) or, upon at least 60 days' prior written notice by you or by VIMRx, without cause.

            (b) In the event your employment is terminated by VIMRx without cause, this Agreement shall terminate immediately on the effective date of termination of your employment; provided, however, that:

                        (i) you will be paid six months' base salary as severance in monthly installments (in arrears) beginning the first full month following the cessation of your employment with VIMRx; and

                        (ii) you will be entitled to receive any accrued but unpaid salary earned by you through the effective date of such termination.

             (c) No severance  shall be paid or payable to you in the event your employment is terminated for cause, or you voluntarily resign from your employment with VIMRx, in which events this Agreement shall terminate immediately upon the effective date of termination of your employment or upon the effective date of your resignation, respectively; provided, however, that VIMRx shall nonetheless be obligated to pay you any accrued but unpaid salary earned by you through the date of such termination.

             (d) For purposes of this Agreement, termination for "cause" shall mean termination due to any or more of the following: (i) if you are indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that you have committed any act involving fraud, willful misconduct, dishonesty, breach of trust or moral turpitude; (ii) if you willfully breach your duty of loyalty to, or commit an act of fraud or dishonesty upon, VIMRx; (iii) if you demonstrate gross negligence or willful misconduct in connection with your employment; (iv) if, in the reasonable, good faith opinion of a majority of VIMRx's whole Board of Directors (excluding yourself, if you shall then be a director of VIMRx), you engage in personal misconduct of such a material nature as to render your presence as President and Chief Executive Officer detrimental to VIMRx or its reputation and you fail to cure the same within five days after notice thereof from VIMRx; or (v) if you commit a material breach of or a default under any of the terms or conditions of this Agreement and you fail to cure such breach or default within ten days after prior written notice thereof from VIMRx.

             (e) Your employment hereunder shall terminate immediately upon your death or "permanent disability" (as such term is hereinafter defined). In either such event, this Agreement shall terminate immediately upon the cessation of your employment; provided, however, you (or your legal representative, as the case may be) will be entitled to receive any accrued but unpaid salary earned by you through the date of such termination, plus severance in monthly installments (in arrears), beginning the first full month following the date of such termination, in an aggregate amount equal to the positive difference, if any, between (x) the base salary you would have received hereunder for the six months immediately following such termination date had your employment continued for such six month period, and (y) the total monies paid or payable to you with respect to such six month period under the long-term disability insurance policy or policies maintained by VIMRx for your benefit, if any. For purposes of this Agreement, the term "permanent disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by VIMRx for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect in which the term "permanent disability" shall be assigned different definitions, then the term "permanent disability" shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period aggregating 120 days during any twelve-month period.

             (f) In the event of occurrence of any of the following events, you shall have the right to terminate your employment with VIMRx on at least 60 days' notice. Subject to the foregoing provisions of this Paragraph 6, in the event such notice is given by you within 30 days of any one or more of such events, such termination of employment shall be deemed termination of your employment by VIMRx without "cause" within the meaning of this Paragraph 6:

                        (i) a material breach of or default under this Agreement by VIMRx which is not cured by VIMRx within ten (10) days after its receipt of written notice thereof from you;

                        (ii) a material reduction in your duties or a material interference with the exercise of your authority by VIMRx's Board of Directors (not arising from any physical or mental disability you may sustain) which would be inconsistent with the position of President and Chief Executive Officer of VIMRx and the same shall not have been alleviated by VIMRx's Board of Directors within ten (10) days after its receipt of written notice thereof from you;

                        (iii) relocation of VIMRx's principal executive offices to a location whose distance is at least fifty (50) miles farther from your current residence in Wilmington, Delaware than the distance between VIMRx's offices in the Wilmington, Delaware, area and such residence address, provided that you shall not have approved the decision to effect such relocation.

             (g) Notwithstanding anything in Paragraphs 6(b) or 6(c) above to the contrary:

                        (i) you shall not have any obligation to VIMRx to mitigate any termination of your employment whereby you would be required by VIMRx promptly to seek, procure or commence substitute employment; and

                        (ii) in the event you do seek, procure or commence such substitute employment, none of the income derived or to be derived by you therefrom shall be setoff by VIMRx against the balance of any severance payments, if any, owing to you by VIMRx under this Agreement.

         7. You hereby agree that you shall not, directly or indirectly, during the term of your employment hereunder and until the expiration of one year after you cease to be so employed by VIMRx, own, manage, operate, join, control or become employed by, or render any services of an advisory nature or otherwise, or participate in the ownership, management, operation or control of, or otherwise be connected in any manner with, any business competitive with the business of VIMRx without VIMRx's prior written consent.

         8. (a) You further hereby covenant and agree that you will not at any time during, or (a) for a period of three (3) years following the termination of, your employment with VIMRx, reveal, divulge or make known to any person or entity any secrets or confidential information (whether oral, written, or electronically encoded) whatsoever, of or concerning VIMRx or its business or anything connected therewith, all of which is and shall remain the property of VIMRx and shall be returned by you to VIMRx (including all copies) immediately upon any termination of your employment (or earlier, if requested by VIMRx), or
(b) for a period of three (3) years following the termination of your employment with VIMRx, directly or indirectly entice away from VIMRx's employment, retain or otherwise engage, any employee of VIMRx.

             (b) For purposes hereof, confidential information shall not include any information which: (i) is or becomes generally available to the public other than as a result of a wrongful disclosure by you or your representatives; (ii) was known by you on a non-confidential basis prior to its disclosure to you by VIMRx or its representatives; (iii) becomes available to you from a source other than VIMRx or its representatives, provided that such source is not bound by a confidentiality agreement with VIMRx or its representatives and otherwise has a right to disclose the same; or (iv) is required to be disclosed by any governmental or judicial authority, provided, in such case, that you shall use your best efforts to notify VIMRx immediately of any such requirement so that VIMRx shall have an opportunity to contest it.

         9. In the event of any breach or threatened breach by you of any one or more of the provisions of Paragraphs 7 (relating to non-competition) or 8 (relating to non-disclosure and non-enticement of employees) above, VIMRx will be entitled, in addition to any remedy hereunder or under any applicable law or in equity, to an injunction restraining the breach of such provisions hereof.

         10. You agree that VIMRx may, in its discretion, apply for and take out in its name and at its own expense, and solely for its benefit, key man life insurance on you in any amount deemed advisable by VIMRx to protect its interests, and you agree that you shall have no right, title or interest therein and further agree to submit to any medical or other examination and to execute and deliver any application or other instruments in writing reasonably necessary to effectuate such insurance.

         11. You represent and warrant that you are not under any obligation, restriction or limitation, contractual or otherwise, to any other individual or entity which would prohibit or impede you from performing your duties and responsibilities hereunder, and that you are free to enter into and perform the terms and provisions of this Agreement.

         12. Notwithstanding anything herein to the contrary, the provisions of Paragraphs 7, 8, 9 and 11 hereof shall expressly survive the expiration or termination of this Agreement regardless of the reason for, or cause of, any such termination.

         13. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be either personally delivered (including by couriers such as FedEx) or sent by pre-paid certified mail, return receipt requested, addressed to the address stated below of the party to which notice is given, or to such changed address as such party may have fixed by notice given in accordance with the terms hereof:
                           TO VIMRx:

                                    VIMRx Pharmaceuticals Inc.
                                    c/o Donald G. Drapkin, Chairman
                                    MacAndrews & Forbes Holdings, Inc.
                                    35 East 62nd Street
                                    New York, New York  10021

                           WITH A COPY TO:

                                    Lowell S. Lifschultz
                                    Epstein Becker & Green, P.C.
                                    250 Park Avenue
                                    New York, New York  10177-0077

                           TO RICHARD L. DUNNING:

                                    Richard L. Dunning
                                    909 Cecil Road
                                    Westover Hills
                                    Wilmington, Delaware  19807


Any notice, sent as provided above, shall be deemed given upon receipt at the address provided for above (or, in the event delivery is refused, the first date on which delivery was tendered).

         14. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto.

         15. This Agreement may not be amended, modified, altered or terminated (other than pursuant to its terms) except by an instrument in writing signed by the parties.

         16. This Agreement shall be binding upon the parties hereto and their heirs, distributees, successors and assigns.

         17. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

         18. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut applicable to contracts made and to be performed entirely therein (without giving effect to the conflict of law rules thereof).

         Kindly indicate your agreement with the foregoing by countersigning the enclosed duplicate copy of this letter agreement and returning it to me on behalf of VIMRx.

         On behalf of VIMRx, we look forward to a long and mutually rewarding relationship.

                                              Sincerely,

                                              VIMRx PHARMACEUTICALS INC.


                                              By:  /s/ Donald G. Drapkin
                                                       Donald G. Drapkin
                                                       Chairman

ACCEPTED AND AGREED TO THIS

30th DAY OF October, 1996:


 /s/ Richard L. Dunning
         Richard L. Dunning